EXHIBIT 11

                 SCHEDULE OF COMPUTATION OF NET INCOME PER SHARE
                 (In thousands, except share and per share data)

                                                            Three Months Ended April 30,
                                                                 1996           1997
                                                                 ----           ----
Net income for primary income per common share               $       256    $      (745)
                                                             ===========    ===========

Weighted average number of common shares outstanding
    during the year                                            2,126,532      2,814,992

Add common equivalent shares (determined using the
    treasury stock method) representing shares issuable
    upon exercise of incentive stock options and warrants         88,402        503,060
                                                             -----------    -----------

Weighted average number of shares used in calculation
    of primary earnings per share                              2,214,934      3,318,052
                                                             ===========    ===========

Primary earnings per share                                           .12           (.22)
                                                             ===========    ===========